Exhibit 10.9

RESTRICTIVE COVENANT AGREEMENT

THIS RESTRICTIVE COVENANT AGREEMENT (“Agreement”) is made and entered into by and between Stephanie Pugliese (“Executive”) and Duluth Holdings, Inc. (the “Company”).

RECITALS

A. As a condition of and in consideration for the Company’s award of common stock to Executive pursuant to that certain Restricted Stock Agreement dated February 2, 2015, Executive has agreed to execute and be bound by the terms of this Agreement.

B. During Executive’s employment with the Company, Executive has personally generated and been entrusted with, and will continue to personally generate and be entrusted with, information, ideas and materials which are the Company’s confidential and proprietary property, including, without limitation, trade secrets, confidential financial information, product designs, product costs, marketing information and information related to other confidential and proprietary matters of the Company.

C. The Company has expended and will continue to expend substantial time, effort and money to protect such confidential and proprietary Company property, to service its customers and prospective customers and to provide Executive the opportunity and the resources to extend the goodwill of the Company.

D. By entering into this Agreement, Executive acknowledges and agrees that the scope of the restrictions contained in this Agreement are appropriate, necessary and reasonable for the protection of the Company’s business, goodwill, and property rights, including the protection of the Company’s confidential and proprietary property and its customer relationships.

E. By entering into this Agreement, Executive further acknowledges and agrees that the restrictions imposed by this Agreement will not prevent him/her from earning a living in the event of, and after, the end, for whatever reason, of his/her employment with the Company.

AGREEMENT

In consideration of the award of common stock and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive and the Company hereby agree as follows:

1. Confidentiality Obligations.

1.1 During Employment. While Executive is employed by the Company, Executive will not directly or indirectly use or disclose any Confidential Information or Trade Secret of the

Company, except in the interest and for the benefit of the Company.

1.2 Trade Secrets Post-Employment. After the end, for whatever reason, of Executive’s employment with the Company, Executive will not directly or indirectly use or disclose any Trade Secret of the Company.

1.3 Confidential Information Post-Employment. For a period of two (2) years following the end, for whatever reason, of Executive’s employment with the Company, Executive will not directly or indirectly use or disclose any Confidential Information of the Company.

1.4 General Skills and Knowledge. Nothing in this Agreement shall prevent Executive, after the end of employment with the Company, from using general skills and knowledge gained while employed by the Company.

1.5 Trade Secret Law. Nothing in this Agreement shall limit or supersede any common law, statutory or other protections of trade secrets where such protections provide the Company with greater rights or protections for a longer duration than provided in this Agreement.

2. Non-Competition During Employment. While Executive is employed by the Company, Executive will not directly or indirectly compete against the Company, or directly or indirectly divert or attempt to divert business from the Company anywhere the Company does business.

3. Post-Employment Restricted Services Obligation. For a period of two (2) years following the end, for whatever reason, of Executive’s employment with the Company, Executive agrees not to directly or indirectly provide Restricted Services to any Competitor in the Territory.

4. Non-Solicitation of Employees. During the term of Executive’s employment with the Company and for two (2) years thereafter, Executive shall not directly or indirectly encourage any Company employee to terminate his/her employment with the Company or solicit such an individual for employment outside the Company in a manner that would end or diminish that employee’s services to the Company.

5. Business Idea Rights.

5.1 Assignment. The Company will own, and Executive hereby assigns and agrees to assign to the Company, all rights in all Business Ideas which Executive originates or develops either alone or working with others while Executive is employed by the Company. All Business Ideas which are or form the basis for copyrightable works are hereby assigned to the Company and/or shall be assigned to the Company or shall be considered “works for hire” as that term is defined by United States copyright law.

5.2 Disclosure. While employed by the Company, Executive will promptly disclose all Business Ideas to the Company.

5.3 Execution of Documentation. Executive, at any time during or after the term of his/her employment with the Company may reasonably require to perfect its patent, copyright and other rights to such Business Ideas throughout the world.

6. Return of Property. Upon the end, for whatever reason, of Executive’s employment with the Company or upon request by the Company at any time, Executive shall immediately return to the Company all property, documents, records, and materials belonging and/or relating to the Company, all pass- words and/or access codes to such Company property, and all copies of all such materials. Upon the end, for whatever reason, of Executive’s employment with the Company or upon request by the Company at any time, Executive further agrees to destroy such records maintained by him/her on his/her own computer equipment and to certify in writing, at the Company’s request, that such destruction bas occurred.

7. Definitions.

7.1 Confidential Information. The term “Confidential Information” means all non-Trade Secret information of, about or related to the Company or provided to the Company by its customers and suppliers that is not known generally to the public or the Company’s competitors. Confidential Information includes but is not limited to: (i) strategic plans, budgets, forecasts, financial information, inventions, product designs and specifications, material specifications, materials sourcing information, product costs, information about products under development, research and development information, production processes, equipment design and layout, customer lists, information about orders from and transactions with customers, sales and marketing information, strategies and plans, pricing information; and (ii) information which is marked or otherwise designated or treated as confidential or proprietary by the Company.

7.2 Trade Secret. The term “Trade Secret” has that meaning set forth under applicable law.

7.3 Exclusions. Notwithstanding the foregoing, the terms “Confidential Information” and “Trade Secret” do not include, and the obligations set forth in this Agreement do not apply to, any information which: (i) can be demonstrated by Executive to have been known by him/her prior to his/her employment by the Company; (ii) is or becomes generally available to the public through no act or omission of Executive; (iii) is obtained by Executive in good faith from a third party who discloses such information to Executive on a non-confidential basis without violating any obligation of confidentiality or secrecy relating to the information disclosed; or (iv) is independently developed by Executive outside the scope of his/her employment without use of Confidential Information or Trade Secrets of the Company.

7.4 Restricted Services. The term “Restricted Services” means employment duties and functions of the type provided by Executive to the Company during the twelve (12) month period immediately prior to the end, for whatever reason, of Executive’s employment with the Company.

7.5 Competitor. The term “Competitor” means Carhartt, Inc., L.L. Bean, Inc., Cabela’s Inc., Land’s End, Inc., VF Corporation, and any and all of their respective affiliates and successors. In addition, the term “Competitor” shall mean any corporation, partnership, association, or other person or entity that engages in any business which, at any time during the eighteen (18) month period immediately prior to the end, for whatever reason, of Executive’s employment with the Company, and regardless of business format (including, but not limited to, department stores, specialty stores, discount stores, direct marketing, or electronic commerce): (i) marketed, manufactured, or sold men’s or women’s work wear and (ii) had combined annual revenues in excess of $100 million.

7.6 Territory. The term “Territory” shall mean the United States of America and Canada.

7.7 Business Ideas. The term “Business Ideas” means all ideas, designs, modifications, formulations, specifications, concepts, know-how, trade secrets, discoveries, inventions, data, software, developments and copyrightable works, whether or not patentable or registrable, which Executive originates or develops, either alone or jointly with others while Executive is employed by the Company and which are: (i) related to any business known to Executive to be engaged in or contemplated by the Company; (ii) originated or developed during Executive’s working hours; or (iii) originated or developed in whole or in part using materials, labor, facilities or equipment furnished by the Company.

8. Executive Disclosures and Acknowledgments.

8.1 Confidential Information of Others. Executive certifies that Executive has not, and will not, disclose or use during Executive’s time as an employee of the Company, any confidential information which Executive acquired as a result of any previous employment or under a contractual obligation of confidentiality or secrecy before Executive became an employee of the Company. All prior obligations (written and oral), such as confidentiality agreements or covenants restricting future employment or consulting, that Executive has entered into which restrict Executive’s ability to perform any services as an employee for the Company are listed below under the heading List of Prior Obligations.

8.2 Prospective Employers. Executive agrees, during the term of any restriction contained in this Agreement, to disclose this Agreement to any entity which offers employment to Executive. Executive further agrees that the Company may send a copy of this Agreement to, or otherwise make the provisions hereof known to, any of Executive’s potential or future employers.

9. Miscellaneous.

9.1 Binding Effect. This Agreement binds Executive’s heirs, executors, administrators, legal representatives and assigns and inures to the benefit of the Company and its successors and assigns.

9.2 Entire Agreement; Amendment or Waiver. This Agreement contains the entire understanding between the parties with respect to the subject matter hereof, and all prior discussions, negotiations, agreements, correspondence and understandings, whether oral or written, between Executive and the Company with respect to the subject matter addressed in this Agreement are merged in it and superseded by it. No provision of this Agreement may be amended or waived other than in writing by the party against whom enforcement of such amendment or waiver is sought.

9.3 Injunctive Relief. The parties agree that damages will be an inadequate remedy for breaches of this Agreement and in addition to damages and any other available relief, a court shall be empowered to grant injunctive relief (without the necessity of posting bond or other security).

9.4 Governing Law. This Agreement shall be governed by and construed in accordance with the substantive and procedural laws of Wisconsin.

9.5 Consideration. Execution of this Agreement is a condition of Executive’s award of common stock pursuant to that certain Restricted Stock Agreement dated February 2, 2015 and constitutes the consideration for Executive’s undertakings hereunder. Executive acknowledges and agrees that execution of this Agreement is not a condition of Executive’s continued employment with the Company.

9.6 Severability. The obligations imposed by, and the provisions of this Agreement are severable and should be construed independently of each other. The invalidity of one provision shall not affect the validity of any other provision.

9.7 Terminable-At-Will. Nothing in this Agreement shall be construed to limit the right of either party to terminate the employment relationship at any time for any or no reason with or without notice.

9.8 Jurisdiction and Venue. Executive and the Company agree that all disputes between them regarding this Agreement, including, without limitation, all disputes involving claims for interpretation, breach or enforcement of this Agreement, shall be litigated exclusively in the State of Wisconsin Circuit Court for Dane County or the United States District Court for the Western District of Wisconsin, and both parties irrevocably consent to, and waive any challenge to, the jurisdiction of, and venue in, such courts.

List of Prior Obligations

EXECUTIVE:

/s/ Stephanie Pugliese
Date: February 2, 2015

DULUTH HOLDINGS, INC.

By:	/s/ Mark DeOrio
Date: February 2, 2015